Exhibit 10.6
AMENDMENT NO. 1 TO
AMENDED AND RESTATED OFFICER’S EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Amended and Restated Officer’s Employment Agreement, dated as of December ___, 2008, by and between KENNAMETAL INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (hereinafter referred to as “Kennametal” or the “Corporation”), for and on behalf of itself and on behalf of its subsidiary companies, and                     , an individual (hereinafter referred to as “Employee’).
WITNESSETH:
     WHEREAS, the Corporation and Employee are parties to that certain Amended and Restated Officer’s Employment Agreement, dated as of                      (the “Employment Agreement”), and desire to amend the Employment Agreement as set forth herein to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”); and
     WHEREAS, Section 12 of the Employment Agreement provides that the Employment Agreement may only be amended by an instrument in writing signed by each of the parties to the agreement; provided that Kennametal may amend the Agreement to ensure compliance with Section 409A.
     NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein; and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee, intending to be legally bound, agree as follows:
     1. Amendments. The parties hereto hereby amend the Employment Agreement as follows:
     A. Section 3. Section 3 of the Employment Agreement is hereby amended by deleting the phrase “for termination” and by deleting the phrase “, other than termination for Good Reason (as hereafter defined) following a Change in Control (as hereafter defined)”.
     B. Section 4. Section 4 of the Employment Agreement is hereby amended as follows:
     i. Section 4(a) is hereby amended by inserting the word “involuntarily” before the word “terminated” appearing in the first line thereof and by deleting the second sentence of this section in its entirety, and inserting the following language in lieu thereof:
“Any severance pay will be paid in substantially equal installments, no less frequently than monthly, in accordance with Kennametal’s established payroll policies and practices as in effect on the Date of Termination beginning on the first normal pay date thereafter or, if later, the date the Employee’s release becomes effective and irrevocable (with an aggregate initial installment representing the total amount due as if severance payments commenced on the normal pay date immediately following the Employee’s Date of Termination).”
     ii. Section 4(c) of the Employment Agreement is hereby amended by inserting the word “involuntarily” before the phrase “by Kennametal” appearing in the third line thereof, by replacing the phrase “at Employee’s election” found in clause (x) of subsection (ii) of this Section 4(c) with the phrase “if greater” and by inserting the following language at the end of the sentence following clause (y) of subsection (ii) of this Section 4(c):
“or, if later, the date the Employee’s release becomes effective and irrevocable”

     iii. Section 4(d) is hereby deleted in its entirety, with the following language inserted in lieu thereof:
“The medical, dental, disability and group insurance benefits to be provided under Paragraph 4(c) will be provided as follows:
(i) Life insurance benefits and disability benefits shall be provided through the reimbursement of Employee’s premiums upon conversion to individual policy.
(ii) The first eighteen (18) months of medical and dental insurance coverage will be available through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Provided the Employee timely elects COBRA continuation coverage, the Employee shall continue to participate in all medical and dental insurance plans he was participating in on the date of termination, and the Corporation shall pay the applicable premium. To the extent that Employee had dependent coverage immediately prior to termination of employment, such continuation of benefits for Employee shall also cover Employee’s dependents for so long as Employee is receiving benefits under this Paragraph and such dependents remain eligible. The COBRA continuation period for medical and dental insurance under this Paragraph shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period.
(iii) Following the conclusion of the COBRA continuation period, the Corporation will provide coverage for the remainder of the three year period as follows:
     (a) If the relevant medical plan is self insured (within the meaning of Code Section 105(h)), and such plan permits coverage for the Employee, then the Corporation will continue to provide coverage during the three year period and will annually impute income to the Employee for the fair market value of the premium.
     (b) If, however, the plan does not permit the continued participation following the end of the COBRA continuation period as contemplated above, then the Corporation will reimburse Employee for the actual cost to Employee of a comparable individual medical or dental insurance policy obtained by Employee.
(iv) Reimbursements to the Employee pursuant to the provisions of this paragraph 4(d) will be available only to the extent that (a) such expense is actually incurred for any particular calendar year and reasonably substantiated; (b) reimbursement shall be made no later than the end of the calendar year following the year in which such expense is incurred by the Employee; (c) no reimbursement provided for any expense incurred in one taxable year will affect the amount available in another taxable year; and (d) the right to this reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, no reimbursement will be provided for any expense incurred following the three year period contemplated by this Agreement.”
     iv. Section 4(g) is hereby amended by substituting a semi-colon for the period found at the end of subsection 4(g)(ii) and inserting the word “or” thereafter and adding subsection 4(g)(iii), which shall read as follows:
“For purposes of this Agreement, the Employee will be considered to have experienced a termination of employment only if the Employee has separated from service with the Corporation and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent”

shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Employee has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.”
     v. Section 4(h) is hereby deleted in its entirety, with the following language inserted in lieu thereof:
“The term “Good Reason” for termination by the Employee shall mean the occurrence of any of the following at or after a Change-in-Control:
(i) without the Employee’s express written consent, the material diminution of responsibilities or the assignment to the Employee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Kennametal immediately prior to a Change-in-Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change-in-Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such positions, except in connection with the termination of the Employee’s employment due to Cause (as hereinafter defined) or as a result of the Employee’s death;
(ii) a material reduction by Kennametal in the Employee’s base salary as in effect immediately prior to any Change-in-Control;
(iii) a failure by Kennametal to continue to provide incentive compensation, under the rules by which incentives are provided, on a basis not materially less favorable to that provided by Kennametal immediately prior to any Change-in-Control;
(iv) a material reduction in the overall level of employee benefits, including any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Employee is actively participating immediately prior to a Change-in-Control (provided, however, that there shall not be deemed to be any such failure if Kennametal substitutes for the discontinued plan, a plan providing Employee with substantially similar benefits) or the taking of any action by Kennametal which would adversely affect Employee’s participation in or materially reduce Employee’s overall level of benefits under such plans or deprive Employee of any material fringe benefits enjoyed by Employee immediately prior to a Change-in-Control;
(v) the breach of this Agreement caused by the failure of Kennametal to obtain the assumption of this Agreement by any successor as contemplated in paragraph 11 hereof; and
(vi) the relocation of the Employee to a facility or a location more than 50 miles from the Employee’s then present location, without the Employee’s prior written consent.
Notwithstanding the forgoing, in order for the Employee to terminate for Good Reason: (a) the Employee must give written notice to Kennametal of the Employee’s intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Employee of his right to terminate for Good Reason as a result of such act or omission, (b) the event must remain uncorrected by Kennametal for thirty (30) days following such notice (the “Notice Period”), and (c) such termination must occur within sixty (60) days after the expiration of the Notice Period.”
     C. Section 12. Section 12 of the Employment Agreement is hereby amended by substituting the word “Corporation” for the word “Company” appearing in the sixth line thereof.
     D. Section 15. Section 15 of the Employment Agreement is hereby amended by inserting at the end thereof the following sentence:
“Unless otherwise required by applicable law, the release must be executed and become effective and irrevocable within thirty (30) days of the Employee’s termination of employment.”
     E. Section 16. Section 16 of the Employment Agreement is hereby amended as follows:
     (i) Section 16(a) is hereby amended by inserting the following language at the end of the third sentence thereof:
“that does not constitute deferred compensation and is exempt or otherwise excepted from coverage under Section 409A (but excluding stock options or other stock rights”
     and by substituting the phrase “Contract Payments” appearing in the fourth sentence thereof with the phrase “contract payments.”
     (ii) Section 16(d) is hereby amended by inserting the following language at the end of the second sentence thereof:
     “, but in no event later than the end of the Employee’s taxable year following the Employee’s taxable year in which the Employee remits the related taxes”
     F. Section 17. Section 17 is hereby deleted in its entirety, and the following language inserted in lieu thereof:
“(a) The provisions of this agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A, the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
(b) For purposes of Section 409A, each severance payment, including each individual installment payment, shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment made within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).
(c) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. The Corporation reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account of a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the date of the Employee’s death) if the Employee is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Corporation). Any payment that would otherwise have been due or owing during such 6-month period will be paid on the first business day of the seventh month following the Employee’s date of termination (or, if earlier, the date of the Employee’s death). The Employee shall have no right to designate the date of any payment under this Agreement. Notwithstanding any provision of this agreement to the contrary, Employee acknowledges and agrees that the Corporation shall not be liable for, and nothing provided or contained in this agreement will be construed to obligate or cause the Corporation to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.”
2. Effect of Amendment. Except as expressly amended by this Amendment, the Employment Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
3. Counterparts. This Amendment may be executed in any one or more counterparts all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Corporation’s duly authorized representative and the Employee have duly executed this Amendment as of the day and year first above written.

KENNAMETAL INC.

By:

Name:

Title:

[Officer]

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